NEWS RELEASE
For Immediate Release

EMERITUS SENIOR LIVING ANNOUNCES SALE OF JOINT VENTURE ASSETS FOR $1.8 BILLION

- Emeritus to Realize Approximately $140 Million in Proceeds -
- Retains Operations of 142 Communities -

SEATTLE, WA, October 16, 2012 -- Emeritus Corporation (NYSE: ESC) (“Emeritus”), the nation’s largest provider of assisted living and memory care services, today announced that the Company has entered into definitive agreements with HCP, Inc. (NYSE: HCP) (“HCP”) and affiliates of Blackstone Real Estate Partners VI (“Blackstone”), under which HCP and Emeritus will acquire a total of 142 senior housing communities (the “Communities”), representing approximately 11,350 units currently owned by a joint venture comprised of Emeritus, Blackstone, certain former tenants-in-common, and an investment fund affiliated with Dan Baty, the Company’s Chairman (the “Blackstone JV”).  Emeritus owns an approximately 6% interest in the Blackstone JV and has been operating the Communities since 2010 under management agreements for a fee equal to 5% of collected revenues.

Upon consummation of the transaction, HCP will acquire 133 of the Communities for an aggregate purchase price of $1.7 billion, consisting of cash and the assumption of existing debt.  Emeritus will receive cash of approximately $140 million, comprised of approximately $40 million for the Company’s interest in the Blackstone JV and an incentive payment of approximately $100 million based on the final rate of return to the Blackstone JV’s investors.  As part of the transaction, Emeritus will also acquire nine Communities for $62 million, of which $10 million will be paid in cash and $52 million will be financed with a four-year loan from HCP with an initial interest rate of 6.1%.

Emeritus will continue to operate the 133 Communities purchased by HCP under a long-term triple-net master lease.  Rent in the first year of the lease will amount to $105.5 million and will increase each year in the manner specified in the lease.  Emeritus has committed to make $30 million in capital improvements with respect to these Communities.

“This is a very significant transaction for Emeritus,” noted Granger Cobb, the Company’s President and CEO.  “Strong operating performance, favorable financial market conditions, and Dan Baty’s sense for timing and transaction dynamics, allowed us to execute sooner than originally contemplated.  It allows us to benefit from the substantial upside economics in this portfolio and provides capital for accretive strategic investment in other areas.”

Final closings of these transactions are subject to customary closing conditions for acquisitions of this nature, including regulatory approvals, and are expected to be completed in the fourth quarter of 2012.  Additional information on the transaction and the use of proceeds will be provided at the Emeritus third quarter 2012 earnings release conference call to be scheduled in early November 2012.

About Emeritus Corporation

Emeritus Corporation is the nation’s largest assisted living and memory care provider with capacity to serve nearly 50,000 residents.  More than 28,000 employees support more than 470 communities throughout 44 states coast to coast.  Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process.  Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.emeritus.com, which also offers details on the organization’s services.  Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the satisfaction of the conditions to the closing of the transactions, including obtaining and maintaining required regulatory approvals; the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase and sale agreement; the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345